ARTICLES OF INCORPORATION	EXHIBIT 3.1
STATE OF FLORIDA
SECRETARY OF STATE
DIVISION OF CORPORATIONS
Filed: 04-16-01

P01000038067

ARTICLES OF INCORPORATION
OF
Peer Review Mediation and Arbitration, Inc.

Article 1. The name of this Corporation is: Peer Review Mediation and Arbitration, Inc.
Article 2. This Corporation shall have perpetual existence commencing upon the filing of these Articles of Incorporation by the Florida Secretary of State.
Article 3. This Corporation may engage in any lawful business activity permitted under the General Corporation Act of the State of Florida.
Article 4. This Corporation is authorized to issue FIFTY MILLION (50,000,000) shares of Capital Stock as follows:
4.1 Preferred Stock. Five Million (5,000,000) shares of Preferred Stock, subject to the following designations:
4.1-1 One Million (1,000,000) shares are hereby designated as:
Series I, $0.001 par value Convertible Preferred Stock,
each share of which shall be exchangeable for three (3) shares of $0.001 par value Common Stock, without any further consideration required and upon such other terms and conditions as may be designated by the Board of Directors at or prior to their issuance, without further action of the Shareholders.
4.1-2 Four Million (4,000,000) shares of no par value Preferred Stock shall remain without designation; which shares may be issued on such terms and conditions as designated by the Board of Directors at or prior to their issuance, without further action of the Shareholders.

4.2 Common Stock. Forty-Five Million (45,000,000) shares of which shall be designated as Common Stock, having the par value of $0.001 per share.

All shares of Capital Stock issued by this Corporation shall have one vote in every matter submitted to the Shareholders.

Article 5. The name and address of the initial Registered Agent is:
Willis B. Hale, 1450 S. Dixie Highway, Suite 101, Boca Raton, Florida 33432

Article 6. The address of the Corporation is:
1450 S. Dixie Highway, Suite 101, Boca Raton, Florida 33432

Article 7. This Corporation shall initially have at least One Director and no more than Nine Directors. The number of Directors may be increased or diminished, from time to time, by the action of the board of directors or by the majority vote of the Shareholders. A majority of the Board of Directors voting in person at a meeting duly called and held, or by their written consent taken in lieu of such a meeting, may remove a member of the Board for cause, and elect a replacement to serve until the next meeting of Shareholders.

Article 8. Notwithstanding any provisions in the Florida Statutes to the contrary, the by-laws of this Corporation may be adopted, altered, amended or repealed by the affirmative vote of a majority of either the board of directors or of the Shareholders.

Article 9. The Board of Directors is hereby authorized to declare and issue as a share dividend shares of another class or series without the prior consent of those entitled to vote in a shareholder vote of that class or series to be issued.

Article 10. This Corporation may indemnify any Officer or Director, or any former Officer or Director, the full extent permitted by law.

Article 11. In the event that the securities of this Corporation shall become publicly traded, the Corporation shall not be subject to the ‘Affiliated Transactions’ provisions of Section 607.0901 Florida Statutes.

Article 12. The name and address of the person signing these Articles as Incorporator is:
Willis B. Hale, 1450 S. Dixie Highway, Suite 101, Boca Raton, Florida 33432

Article 13. This Corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, in full accord with the provisions of the General Corporation Act of the State of Florida.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 12th day of April 2001.

/s/ Willis B. Hale
Willis B. Hale, Incorporator

ACCEPTANCE BY REGISTERED AGENT

Having been named to accept service of process for the above stated Corporation, at the place designated in Article 5 of these Articles of Incorporation, the Undersigned hereby agrees to act in this capacity; and further, agrees to comply with the provisions of all statutes relative to the proper and complete discharge of his duties.

Dated the 12th day of April 2001.
 /s/ Willis B. Hale
Willis B. Hale, Registered Agent

State of Florida, County of Palm Beach, ss:

Before me, a Notary Public authorized in the State and County set forth above, personally appeared Willis B. Hale, known to me and to me known to be the person who, as Incorporator, executed the foregoing Articles of Incorporation; and he acknowledged before me that he duly executed those Articles of Incorporation. And further, that he accepts the appointment and corresponding duties and obligations as the Registered Agent for the Corporation.

IN WITNESS WHEREOF, have hereunto set my hand and affixed my official seal, in the State of Florida and County of Palm Beach, this 12th day of April, 2001.

/s/Brian Molloy
Notary Public, State of Florida
Commission Expires: May 16, 2003
CC # 836998